Exhibit 99.1

Arrow Electronics Launching Tender Offer to Acquire Chip One Stop

-- Leading Japanese E-Commerce Electronics Components Distributor --

MELVILLE, N.Y.--(BUSINESS WIRE)--August 8, 2011--Arrow Electronics, Inc. (NYSE:ARW) announced that the company will launch an all-cash tender offer to acquire all of the common stock of Japan-based Chip One Stop (TSE:3343) for a purchase price of ¥220,000 per share ($2,857 per share).

Chip One Stop has offices throughout Japan and is focused primarily on supplying electronic components to design engineers. Partnering with more than 700 suppliers of electronic components, the company offers a “one-stop-shopping” experience allowing its customers to access selected stocked parts data, and a sourcing request service through a comprehensive database with more than 8 million line items. Chip One Stop has more than 107,000 registered web customers in Japan from more than 36,600 companies as of June 30, 2011 and 99% of its orders are received via the internet.

“Chip One Stop represents an exciting opportunity for Arrow to expand its presence in one of the largest electronics markets in the world,” said Peter T. Kong, president, Arrow Global Components. “This transaction expands and strengthens our e-commerce capabilities and will broaden our design and demand creation offerings in this important market.”

Chip One Stop is headquartered in Yokohama, Japan. The company’s sales for the latest fiscal year were approximately $47 million.

The tender offer will expire on September 20, 2011.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President and Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
John Hourigan, 303-824-4586
Director, External Communications